EXHIBIT (4)
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                    PENN ENGINEERING & MANUFACTURING CORP.

                       1996 EMPLOYEE STOCK PURCHASE PLAN

                          As Adopted on May 22, 1996

Section 1. Purpose.

      The Penn Engineering & Manufacturing Corp. 1996 Employee Stock Purchase Plan (the "Plan") has been established by Penn Engineering & Manufacturing Corp. (the "Company") for the benefit of the eligible employees of the Company and participating subsidiaries of the Company. The purpose of this Plan is to provide eligible employees with an opportunity to acquire or increase their proprietary interests in the Company through the purchase of shares of the Company's non-voting Common Stock, par value $.01 per share (the "Common Stock"), at a discount from current market prices. This Plan is intended to meet the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

Section 2. Eligible Employees.

      (a) Employees eligible to participate in this Plan ("Eligible Employees") shall consist of all individuals: (i) who are employees of the Company or any subsidiary of the Company (as defined in Section 425 of the Code) that participates in the Plan (a "Participating Subsidiary"), regularly scheduled to work for more than 20 hours per week and (ii) who have completed 60 days of employment on or prior to the date on which an Enrollment Period (as hereinafter defined) begins.

      (b) A person who is otherwise an Eligible Employee shall not be granted any right to purchase shares of the Company's Common Stock under this Plan to the extent that: (i) based on such person's ownership of the Company's Common Stock at the time the right is granted, such right, if exercised, would cause the person to own shares of the Company's Common Stock (including shares that would be owned if all outstanding options to purchase Common Stock held by such person were exercised) that possess 5% or more of the total combined voting power or value of all classes of stock of the Company, or any subsidiary of the Company, or (ii) such right would cause such person to have purchase rights under this Plan and all other stock purchase plans of the Company or any subsidiary of the Company that meet the requirements of Section 423 of the Code that accrue at a rate that exceeds $25,000 of fair market value of the Common Stock of the Company or any subsidiary of the Company (determined at the time the right to purchase Common Stock under this Plan is granted) for each calendar year in which such right is outstanding. For this purpose, a right to purchase Common Stock accrues when such right first becomes exercisable during the calendar year (but the rate of accrual for any calendar year may in no event exceed $25,000 of the fair market value of the Common Stock subject to
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the right), and the number of shares of Common Stock under one right may not be carried over to any other right.

Section 3. Duration of Plan and Subscription Periods.

      This Plan shall be in effect from October 1, 1996 through and including September 30, 2006. During the term of this Plan, there shall be 20 semi-annual "Subscription Periods." Each Subscription Period shall extend from October 1 through March 31 or from April 1 through September 30, respectively, except for the first Subscription Period which will begin on November 1, 1996 and end on March 31, 1997. The last Subscription Period will end on September 30, 2006.

Section 4. Enrollment and Enrollment Period.

      Enrollment for participation in this Plan shall take place during the "Enrollment Period" preceding each Subscription Period, which shall be either the period from the 1st through the 30th day of September or the period from the 1st through the 31st day of March of each Plan year, except that the first Enrollment Period shall be from the 1st through the 31st day of October, 1996. Any person who is an Eligible Employee and who desires to subscribe for the purchase of Common Stock must file a subscription agreement during an Enrollment Period, and such employee's participation in this Plan shall commence at the outset of the next Subscription Period. Once enrolled, an Eligible Employee shall continue to participate in this Plan for each succeeding Subscription Period until such Eligible Employee terminates his or her participation or ceases to be an Eligible Employee. An Eligible Employee who desires to change his or her rate of contribution may do so during an Enrollment Period and such change shall be effective as of the beginning of the next Subscription Period. An Eligible Employee may also change his or her rate of contribution during a Subscription Period only pursuant to Section 7(c) of this Plan. Participants will be charged a fee of $2.50 per every Subscription Period during which they participate in the Plan, which fee shall be used to offset the Plan's administrative costs to the Company.

Section 5. Number of Shares To Be Offered.

      The total number of shares to be made available under this Plan is 150,000 shares of the Company's Common Stock. Such Common Stock may be authorized and unissued shares or shares issued and thereafter acquired by the Company. In the event the total number of shares available for purchase under this Plan are purchased prior to the expiration of this Plan, this Plan may be terminated in accordance with Section 14 of this Plan.

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Section 6. Subscription Price.

      The "Subscription Price" for each share of Common Stock subscribed for under this Plan during each Subscription Period shall be the lesser of 90% of the fair market value of such share on the last trading day before the first day of the Enrollment Period with respect to such Subscription Period or 90% of the fair market value of such share on the last trading day of such Subscription Period. The fair market value of a share shall be the closing price reported by the New York Stock Exchange on the applicable date; provided, however, that the Subscription Price shall never be less than $.01 per share.

Section 7. Amount of Contribution and Method of Payment.

      (a) The Subscription Price shall be payable by the Eligible Employee by means of payroll deduction. The maximum payroll deduction shall be no more than 10% of an Eligible Employee's Base Pay (as hereinafter defined) and may not exceed $25,000 per year. The minimum payroll deduction an Eligible Employee must authorize is a payroll deduction, based on such employee's rate of Base Pay at the time of such authorization, that will enable such employee to accumulate by the end of the Subscription Period an amount sufficient to purchase at least ten shares of Common Stock. An Eligible Employee may not make separate cash deposits toward the payment of the Subscription Price.

      (b) "Base Pay" for an Eligible Employee equals (i) for an hourly employee, the number of straight-time hours regularly scheduled with a maximum of 40 hours, multiplied by such employee's regular hourly rate in effect on the first day of the applicable Subscription Period, excluding any shift differential, and
(ii) for salaried employees, their base salary in effect on the first day of the applicable Subscription Period, and in each case shall not include overtime, bonuses, gainsharing or other items that are not considered to be regular compensation by the committee administering this Plan pursuant to Section 15 of this Plan. Payroll deductions shall commence with the first paycheck issued during the Subscription Period and shall continue with each paycheck throughout the entire Subscription Period, except for pay periods for which the Eligible Employee receives no compensation (i.e., uncompensated personal leave, leave of absence, etc.).

      (c) An Eligible Employee may at any time during a Subscription Period reduce the amount previously authorized to be deducted from his or her Base Pay, provided the reduction conforms with the minimum payroll deduction set forth in
Section 7(a) of this Plan, by forwarding to the Company a written notice setting forth the reduction in his or her payroll deduction. The change shall become effective on a prospective basis as soon as practicable after receipt by the Company of the change notice. An Eligible Employee may reduce his or her payroll deductions under this Section 7(c) of this Plan only once during any Subscription Period and such change shall remain in effect for subsequent Subscription Periods, subject to compliance with

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Section 7(a) of this Plan, until such Eligible Employee terminates his or her participation, ceases to be an Eligible Employee or changes again during a subsequent Enrollment Period or Subscription Period the amount of his or her payroll deductions.

Section 8. Purchase of Shares.

      The Company shall maintain on its books a "Withholding Account" in the name of each Eligible Employee who authorized a payroll deduction (a "Participant"). At the close of each pay period, the amount deducted from the Participant's Base Pay shall be credited to the Participant's Withholding Account. No interest shall be paid by the Company on any Withholding Account balance, but instead, the interest on the Withholding Account balances shall be used to offset the costs of administering the Plan. As of the last business day of each Subscription Period, the amount then in the Participant's Withholding Account shall be divided by the Subscription Price for such Subscription Period and the Participant's "Plan Account", which shall be administered by the "Plan Administrative Agent", shall be credited with the number of whole and fractional shares that result. Statements of shares held in each Participant's Plan Account (the "Plan Account Statements") shall be delivered to each Participant within a reasonable time thereafter. Shares will be held in a Participant's Plan Account in uncertificated form. Participants may obtain stock certificates for a fee of $15.00 by completing the form included on the back of the Plan Account Statements or upon written request to the Company. The Company recommends that Participants leave shares in their Plan Account to facilitate maintenance of tax records, to provide safe keeping for their shares and to make it easier if a Participant decides to sell his or her shares. Participants who do not accumulate sufficient funds in their Withholding Accounts to purchase at least ten shares of Common Stock during a Subscription Period shall be deemed to have withdrawn from this Plan pursuant to Section 10 of this Plan.

      If the number of shares subscribed for during any Subscription Period exceeds the number of shares available for purchase under this Plan, the remaining shares available for purchase shall be allocated among all Participants in proportion to their Withholding Account balances. If the number of shares that would be credited to any Participant's Plan Account in either or both of the Subscription Periods occurring during any calendar year exceeds the limit specified in Section 2(c) of this Plan, the Participant's Plan Account shall be credited with the maximum number of whole and fractional shares permissible, and the remaining amounts shall be refunded in cash without interest thereon.

Section 9. Sale of Shares.

      Participants may sell all or a portion of the shares held in their Plan Accounts by completing the form included on the back of the Plan Account Statements. Sales of shares shall be made once a month by the Plan Administrative Agent on the last business day of the month. All sales made under the Plan will be treated for tax

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purposes as if the shares sold were the earliest shares purchased, i.e., first-in, first-out. The Company shall not be responsible for delays in delivery of sales orders caused by mail carriers. Any shares for which sales orders are received after the day of the month immediately preceding the day upon which sales are made will be sold on the last business day of the immediately following month. A Participant may not withdraw his or her order to sell shares once such order is sent. Participants are advised that market prices of the Common Stock may fluctuate between the time the Participant orders a sale of his or her shares and the time such shares are actually sold and that any gains or losses from sales of Common Stock made under this Plan are at the Participant's own risk. There will be an administrative fee of $15.00 plus 10(cent) per share for each sale by a Participant of shares from his or her Plan Account.

Section 10. Withdrawal from this Plan.

      A Participant may withdraw from this Plan at any time by giving written notice of withdrawal to the Company. As soon as practicable following receipt of a notice of withdrawal, the amount credited to the Participant's Withholding Account shall be refunded in cash without interest thereon. No further payroll deductions shall be made with respect to such Participant except in accordance with an authorization for a new payroll deduction filed during a subsequent Enrollment Period in accordance with Section 4 of this Plan. A Participant's withdrawal shall not affect such Participant's eligibility to participate during any succeeding Subscription Period.

Section 11. Separation from Employment.

      Separation from employment for any reason, including death, disability or retirement (as hereinafter defined) shall be treated as an automatic withdrawal pursuant to Section 10 of this Plan. However, if a Participant retires or dies, the retired Participant or the deceased Participant's beneficiary may choose to either receive the balance of such Participant's Withholding Account in cash without interest thereon or to use such balance to purchase the appropriate number of whole shares of Common Stock and receive the remainder in cash without interest. The Subscription Price of such a purchase shall be determined in accordance with Section 6 of this Plan using the date of such Participant's retirement or death as though it was the last day of the Subscription Period. A transfer of employment among the Company or any Participating Subsidiary shall not be treated as a separation from employment. As used in this Section 11, "retirement" means a termination of employment by reason of a Participant's retirement at or after his or her earliest permissible retirement date pursuant to and in accordance with his employer's regular retirement plan or practice.

Section 12. Assignment and Transfer Prohibited.

      No Participant may assign, pledge, hypothecate or otherwise dispose of such Participant's subscription or rights to subscribe under this Plan to any other person, and any attempted assignment, pledge, hypothecation or disposition shall be void.

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However, a Participant may acquire the shares of Common Stock subscribed to under this Plan in the name of the Participant and another person jointly with the right of survivorship upon appropriate written notice to the Company. No subscription or right to subscribe granted to a Participant under this Plan shall be transferable by such Participant otherwise than by will or by the laws of descent and distribution, and such subscription rights shall be exercisable, during the Participant's lifetime, only by the Participant.

Section 13. Adjustment of and Changes in the Common Stock.

      In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company, or of another corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend (either in shares of the Company's Common Stock or of another class of the Company's stock), spin-off or combination of shares, appropriate adjustments shall be made by the committee appointed pursuant to Section 15 of this Plan in the aggregate number and kind of shares that are reserved for sale under this Plan.

Section 14. Amendment or Discontinuance of this Plan.

      The Plan will remain in effect until September 30, 2006 or until all shares available for purchase are purchased under the Plan. The Board of Directors of the Company shall have the right to terminate this Plan at any time without notice, provided that no Participant's existing rights are adversely affected thereby. Without stockholder approval, no amendments may be made to this Plan to (i) increase materially the benefits accruing to Participants under this Plan, (ii) increase the total number of shares subject to this Plan,
(iii) change the formula by which the price at which the shares of Common Stock shall be sold is determined, or (iv) change the class of employees eligible to participate in this Plan.

Section 15. Administration.

      This Plan shall be administered by a committee (the "Committee") of at least three persons to be appointed by the Company's Board of Directors. The Committee is authorized to adopt rules and regulations from time to time for carrying out this Plan. Any interpretation or construction of any provision of this Plan by the Committee shall be final and conclusive on all persons absent contrary action by the Board of Directors. Any interpretation or construction of any provision of this Plan by the Board of Directors is final and conclusive as to all persons. The initial members of the Committee, all of whom are currently directors of the Company, will be Lewis W. Hull, Willard S. Boothby, Jr. and Maurice D. Oaks.

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Section 16. Designation of Beneficiary.

      A Participant may designate, in writing, a beneficiary who is to receive any cash credited to the Participant's Plan Account in the event such Participant dies prior to the delivery to the Participant of such cash. Such designation of a beneficiary may be changed by the Participant at any time upon written notice. Upon the death of a Participant and upon receipt by the Committee of proof of the Participant's death and of the identity and existence of a beneficiary validly designated by the Participant under this Plan, the Company shall deliver such cash to such beneficiary. If a Participant dies without a beneficiary validly designated under this Plan who is living at the time of such Participant's death, the Company shall deliver such cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent, or relative is known to the Company, then to such other person as the Company may designate. No designated beneficiary shall, prior to the death of the Participant by whom he or she has been designated, acquire any interest in the shares or cash credited to the participant under this Plan.

Section 17. Employees' Rights.

      Nothing contained in this Plan shall prevent the Company or any Participating Subsidiary from terminating any employee's employment. No employee shall have any rights as a stockholder of the Company by reason of participation in this Plan unless and until the shares purchased at the end of a Subscription Period shall have been credited to such employee's Plan Account.

Section 18. Use of Funds.

      All payroll deductions received or held by the Company under this Plan will be deposited into a separate interest bearing account. The Company will use the interest only on such account to offset a portion of the administrative costs of this Plan.

Section 19. Government Regulations.

      The Company's obligation to sell and deliver Common Stock under this Plan is subject to any prior approval or compliance that may be required to be obtained or made from or with any governmental or regulatory authority in connection with the authorization, issuance or sale of such Common Stock.

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Section 20. Federal Income Tax Consequences.

      This Plan is intended to qualify under the provisions of Section 423 of the Code. No income will be realized for federal income tax purposes by a Participant upon the purchase of shares under this Plan. For Participants who do not dispose of their shares within two years after the date on which the right to purchase was granted nor within one year after their shares were purchased, the gain on sale of the shares following the end of the required holding period (or their increase in value in the event of death prior to sale) will, under the present provisions of the Code, be taxed as ordinary income to the extent of the lesser of (i) an amount equal to the difference between the fair market value of the shares on the first day of the Subscription Period and 90% of such value on such date or (ii) an amount equal to the difference between the fair market value of the shares at the time of disposition and the amount paid for such shares under this Plan. Any additional gain will be treated as long-term capital gain assuming the shares are capital assets in a Participant's hands. If a Participant is entitled to long-term capital gain treatment upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes with respect thereto. For Participants who dispose of their shares within two years after the date of grant or within one year after their shares were purchased, the gain on the sale of the shares will, under the present provisions of the Code, be taxed as ordinary income to the extent of the difference between the purchase price of the shares and the fair market value of the shares on the purchase date and such difference will be deductible by the Company for federal income tax purposes. Any additional gain will be treated as long-term or short-term capital gain, depending on whether the shares have been held for more or less than one year from the date they were purchased.

Section 21. Titles.

      Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan.

Section 22. Applicable Law.

      This Plan shall be construed, administered and governed in all respects under the laws of the Commonwealth of Pennsylvania and the United States of America.

Section 23. Approval of Stockholders.

      This Plan was approved by the holders of the Company's Common Stock on May 22, 1996.

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